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                                                                    Exhibit 99.2

                           [The AmeriPath, Inc. Logo]

Contact:
Robert P. Wynn                            Noonan/Russo Communications, Inc.
Executive Vice President & CFO            212-696-4455
AmeriPath, Inc.                           Heather Regan (media) ext. 241
561-845-1850                              Meredith Milewicz (investors) ext. 228
                                          E-mail:  news@noonanrusso.com

                 AMERIPATH RECEIVES REFUND REQUEST FROM MEDICARE

Riviera Beach, FL, November 23, 1998 - AmeriPath, Inc. (Nasdaq: PATH), a physician practice management company focused on anatomic pathology services, announced today that it has received a refund request in the amount of $2.95 million from Medicare Program Safeguards ("MPS"). The request follows an onsite review, in April 1997, by federal and state agencies comprising an Operation Restore Trust Team, of the Company's Medicare billing practices in 1996 at its Ft. Lauderdale laboratory facility. The Company, which has conducted an internal review of the billing procedures, records and services in question, vigorously disputes MPS's findings and determination and has requested an expedited conference and hearing on the matter.

According to MPS's letter, following a "comprehensive medical review", MPS determined that the Company is liable for Medicare overpayments in the amount of $2.95 million, and is seeking a refund or recoupment of this amount by December 10, 1998. MPS's determination is based on their finding that AmeriPath's Ft. Lauderdale facility accepted payment for services that either were billed using an improper procedure code or were not adequately documented. This determination was made following a review of a random sample of the Company's services to 30 Medicare beneficiaries (and records, test results, other documents and services in connection therewith), but without an opportunity for the Company to present its case or be heard on the issues presented. MPS's letter also states that it believes an overpayment for 1997 likely exists, and that a review of a sample of 1997 services may also be conducted.

Although the Company believes that MPS's determinations and the request for reimbursement are without merit, there can be no assurance that this matter will be resolved over the near term or that the ultimate outcome of this matter will not have a material adverse effect on the Company's results of operations. MPS has given notice of its intention, beginning December 20, 1998, to offset the alleged overpayment (plus interest at 13.5%) against any pending or future Medicare payments; if the Company prevails in its hearing and appeal of MPS's determination, then any excess amounts withheld would be refunded to the Company.

AmeriPath, Inc. is the nation's leading physician practice management company focused on providing anatomic pathology services to physicians, hospitals, national clinical laboratories and managed care organizations. The Company presently operates in ten states and employs 226 pathologists who provide medical services through outpatient pathology laboratories, hospital inpatient laboratories and outpatient surgery centers. Additional information regarding AmeriPath is available on the Internet at www.ameripath.com.

This release contains certain forward-looking statements regarding AmeriPath, including its operations and prospects. Past performance is not necessarily indicative of future results. In addition, AmeriPath's actual results could differ materially from the results anticipated in these forward-looking statements as a result of uncertainties, including risks relating to demand, pricing, government regulation, payments and reimbursements, dependence upon contracts and pathologists, acquisitions, integration of acquired practices, the market for pathology services, competition, and other factors identified in AmeriPath's filings with the Securities and Exchange Commission.